Exhibit 99.3

Acceptance Notice

To: B Communications Ltd. (“Company”)

Through the Exchange Member/Broker ________________________ (the “Broker”)

1.	According to the statement on Special Offering dated __________________ (the “Statement on Special Offering”), the Company offered each shareholder the right to purchase one share (1) NIS 0.1 par value of the Company (“Ordinary Shares”) at the price per share of NIS 4.175 ($1.195) for each 2.1365 Ordinary Shares of the Company a shareholder owned.

2.	I am the owner and holder through you of the deposit No. _______________________ in your branch No. _______________, in _______________________ of the Company’s Ordinary Shares, and I wish to comply with the Statement on Special Offering and as explained on Form CB, and any amendments thereto.

3.	I am aware that the offering is being made for the securities of an Israeli company. The offer is subject to the disclosure requirements applicable to Israeli companies and are different from those of the United States. Financial statements included in the Company’s documents, if any, have been prepared in accordance with accounting standards that may not be comparable to the financial statements of United States

4.	I am aware that it may be difficult for U.S. investors to enforce their rights and any claim they may have arising under the federal securities laws, since the Company is located in Israel, and all of its officers and directors are residents of a foreign country. U.S. Investors may not be able to sue the Company or its officers or directors in a U.S. court for violations of the U.S. securities laws. It may be difficult to compel an Israeli company and its affiliates to subject themselves to a U.S. court’s jurisdiction.

5.	I am aware that the Rights Offering’s terms will be equal to the issuance terms in Israel, mutatis mutandis, with the exception of immaterial procedural details, required by U.S. law, the order forms, the closing dates and financial clearing, which may vary in the range of up to five (5) days, in accordance with U.S. procedures and processes;

I hereby inform you:

1. I would like to respond to the Special Offering in respect of ______________ Ordinary Shares that I own on the record date, and in accordance with the terms of the Special Offering, I wish to purchase _________________ [whole numbers only, while rounding down] shares.

2. This is a Shares Acceptance Notice pursuant to the Statement on Special Offering I commit to pay the full consideration due to the Company for the Ordinary Shares I seek to purchase as set forth above.

3. I hereby declare and warrant that the Ordinary Shares I own are free of any lien, foreclosure, debt, lien or any right in favor of any third party at the time this notice is issued.

4. I am aware that a prerequisite for participating in the Rights Offering is that my representations in this Acceptance Notice are true.

Date	(Full name)